Exhibit 99.3

AUDIT COMMITTEE CHARTER

OF

CorpHousing Group Inc.

Purpose

The purpose of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of CorpHousing Group Inc. (the “Company”) is to oversee the Company's accounting and financial reporting processes and the audit of the Company's financial statements.

The primary role of the Audit Committee is to assist the Board in monitoring (1) the integrity of the annual, quarterly, and other financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditor, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee also shall review and approve all related-party transactions.

Membership

The Audit Committee shall consist of no fewer than three members of the Board, except as permitted by the rules of the New York Stock Exchange (“NYSE”).

Each member of the Audit Committee shall be independent in accordance with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of NYSE. No member of the Audit Committee can have participated in the preparation of the Company's or any of its subsidiaries' financial statements at any time during the past three years. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication. At least one member of the Audit Committee must be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. A person who satisfies this definition of audit committee financial expert will also be presumed to have financial sophistication.

Each member of the Audit Committee shall be appointed by the Board and shall serve for such term or terms as the Board may determine or until his or her earlier resignation or death. The Board may remove any member from the Audit Committee at any time with or without cause.

Meetings and Operations

The Board shall designate a member of the Audit Committee as the chairperson. The chairperson shall preside at each meeting of the Audit Committee. The chairperson shall perform such other duties as may from time to time be assigned to him or her by the Audit Committee or the Board.

The Audit Committee shall meet at such times as places as it deems necessary to fulfill its obligations, but not less frequently than quarterly. The Audit Committee shall report regularly to the Board on its discussions and actions, including any significant issues or concerns that arise at its meetings, and shall make recommendations to the Board as appropriate. The Audit Committee shall be governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The chairperson of the Audit Committee may establish such other rules as may from time to time be necessary or appropriate for the conduct of the business of the Audit Committee.

The Audit Committee shall meet periodically with management and the independent auditor in separate sessions, and shall meet periodically without such individuals present. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review its performance under this Charter and present the results of its review to the Board.

Authority and Responsibilities

The Audit Committee shall have the sole authority to select and retain an independent registered public accounting firm to act as the Company’s independent auditors. The Audit Committee shall be directly responsible for setting the compensation of the Company’s independent auditors, overseeing the work of the Company’s independent auditors (including resolving any disagreements between management and the independent auditor regarding financial reporting), and terminating the Company’s independent auditors, if necessary. The independent auditors shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).

The Audit Committee shall have the authority, in its sole discretion, to the extent it deems necessary or appropriate, to select, retain and terminate independent outside legal, accounting, or other advisors. The Audit Committee shall set the compensation, and oversee the work, of any such outside advisors.

The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties, and compensation to (i) the independent auditor for the purpose of rendering or issuing an audit report and (ii) any advisors retained by the Audit Committee.

The Audit Committee shall produce the report of the Audit Committee required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to such other duties as the Board may from time to time assign, the Audit Committee further shall:

Financial Statement and Disclosure Matters

1.	Meet with the independent auditor prior to the audit to review the scope, planning, and staffing of the audit.

2.	Review and discuss with management and the independent auditor the annual audit report, the annual financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” proposed to be included in the Company’s Annual Report on Form 10-K, and recommend to the Board whether the audited financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K) and whether the Form 10-K should be filed.

3.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” proposed to be included in the Company’s Quarterly Report on Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

4.	Discuss with management and the independent auditor, as appropriate:

(a)	the Company’s critical accounting policies and practices;

(b)	all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management and the ramifications of the use of such alternative accounting principles; and

(c)	any material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management and the independent auditors, as appropriate, any major issues regarding accounting principles, auditing practices and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods; and any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

6.	Discuss with management and independent auditor and, prior to issuance, review and approve the Company’s earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, and any financial information and earnings guidance to be included in such releases and provided to analysts and rating agencies. Such discussion may be general and include the types of information to be disclosed and the types of presentations to be made.

7.	Discuss with management and the independent auditor the effect on the Company’s financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.

8.	Review and discuss with management and the independent auditor the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

9.	Discuss with the independent auditor the matters required to be discussed by PCAOB Auditing Standards No. 1301 and other applicable requirements of the PCAOB and the SEC relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.	Review with management and the Company's independent auditors the adequacy and effectiveness of the Company's financial reporting process, internal control over financial reporting and disclosure controls and procedures, including any disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer (or individuals performing similar functions) during their certification process for the Form 10-K and Form 10-Qs about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

11.	At least annually, obtain and review a report from the independent auditor, consistent with the rules of the Public Company Accounting Oversight Board, regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	At least annually, evaluate the qualifications, performance and independence of the Company's independent auditors, including an evaluation of the lead audit partner. Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Oversee the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Be available to the independent auditor during the year for consultation purposes.

Compliance Oversight Responsibilities

15.	Obtain assurance from the independent auditor that Section 10A(b) of the Exchange Act has not been implicated.

16.	Keep the Company's independent auditors informed of the Audit Committee's understanding of the Company's relationships and transactions with related parties that are significant to the company; and to review and discuss with the Company's independent auditors the auditors' evaluation of the Company's identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company's relationships and transactions with related parties.

17.	Review and approve all related-party transactions.

18.	Inquire and discuss with management the Company’s compliance with applicable laws and regulations and with the Company’s Code of Ethics in effect at such time, if any, and, where applicable, recommend policies and procedures for future compliance.

19.	Establish procedures (which may be incorporated in the Company’s Code of Ethics, in effect at such time, if any) for the confidential and anonymous submission, receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing or reports which raise material issues regarding the Company’s financial statements or accounting policies. Review requests for waivers under the Code of Ethics sought with respect to any executive officer or director. Review annually with the Chairman of the Board or outside counsel, as appropriate, the scope, implementation and effectiveness of the ethics and compliance program, and any significant deviations by officers and employees from the Code of Ethics or other compliance policies, and other matters pertaining to the integrity of management.

20.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21.	Discuss with the Company’s counsel legal and regulatory matters that may have a material impact on the financial statements or the Company’s compliance policies.

22.	Review and approve all payments made to the Company’s officers and directors or its or their affiliates. Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

Delegation of Authority

The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.